THIS DOCUMENT IS A COPY OF THE 8-K FILED ON AUGUST 4, 1997 PURSUANT TO A RULE 201 TEMPORARY HARDSHIP EXEMPTION

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8 - K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event report) August 4, 1997


ZERON ACQUISITIONS II, INC.
(Exact name of registrant as specified in its charter)


NEVADA
(State or other jurisdiction of incorporation)


33-51194-NY                        13-3666344
(Commission File Number)          (IRS Employer Identification No.)


370 Lexington Avenue, Suite 1808, New York, New York 10017
(Address of principal executive offices)          (Zip Code)


Registrant's telephone number, including area code (212) 687-4230



_________________________________________________________________
(Former name or former address, if changed since last report)




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ZERON ACQUISITIONS II, INC.

FORM 8 - K

AUGUST 4, 1997


Item 2.     Acquisition or Disposition of Assets -

          A Special Meeting of the Board of Directors of Zeron Acquisitions II, Inc. (the "Company") was held on July 1, 1997. The directors discussed that the Company's initial public offering which raised $625,000 in public subscriber funds had closed on January 13, 1994, yet the Company had not been able to locate an acceptable and suitable merger or acquisition candidate.
The directors agreed that it would benefit the shareholders of the Company if a distribution of $475,750 of the Company's cash were to be made. The Company could then seek an acquisition candidate without putting as much of the Company's cash at risk.

          The directors further agreed that it would be advantageous to all other shareholders, if the directors and their transferees who hold 57.4% of the Company's outstanding common stock waived the right to participate in the distribution. The directors also agreed that it would be equitable if the public shareholders and shareholders who hold common shares issued prior to the Company's initial public offering ("Bridge Shareholders") each received a per share distribution of approximately 72.5% of the per share purchase price paid when such shares were issued. This would result in the Bridge Shareholders receiving less per share than the public shareholders. It was decided that the Company would distribute an aggregate sum of $475,750 as aforedescribed, but only if waivers were obtained from all holders of common stock not issued in connection with the Company's initial public offering, i.e. the non-public shareholders. Such shareholders would be asked to waive the right to receive a portion of the $475,750 distribution in direct proportion to their common shareholdings of the Company.

          To date, all waivers have been obtained. Therefore, the public shareholders will each receive $4.54 per share for a total of $454,000. $21,750 or $1.16 per share will be distributed to holders of 18,750 common shares issued prior to the Company's initial public offering. The directors of the Company and their transferees will not receive any distribution at all in connection with their shareholdings.

     The record date for shareholders entitled to receive the distribution is July 7, 1997.

     The distribution was made on and about August 4, 1997.

FORM 8 -K

SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                              ZERON ACQUISITIONS II, INC.
                              (Registrant)


                                   Gary Takata
                              By:________________________________
                                   Gary Takata
                                   President and Director


Dated: August 4, 1997